Exhibit 10.18

Employment Contract

April 28, 2025

Amrize Ltd	(the Company)
Grafenauweg 8, 6300 Zug

And

Jan Philipp Jenisch	(the Employee)
[Address Redacted]

1.	Introductory Regulations

This Employment Contract supersedes all previous contractual agreements between the Employee and any companies of the Holcim Group.

If rights of the Employee's employment depend on the years in service, the time the Employee has worked for any Holcim Group company will be added to the years in service for the Company.

2.	Role

The Employee is appointed as Group Chief Executive Officer and member of the Executive Committee of the Amrize Group (i.e., Amrize Ltd and each of its subsidiaries) with effect as from the start date of his employment according to Section 5. In accordance with the Company's Articles of Association, the appointment is subject to the approval of the Company's Board of Directors.

The Employee will also take on the role as Chairman of the Amrize Group, subject to his election, whereby the compensation for his Board mandate will be considered included in his remuneration set out in this agreement. The Employee is aware that the Chairperson role can fall away at any time in accordance with Article 404 Swiss Code of Obligations, without impact on the employment contract.

The Employee shall dedicate full working capacity to the Company and the Amrize Group. He shall devote as much time to the performance of his duties hereunder as shall be necessary and adequate. Overtime work performed by the Employee is fully compensated by the Annual Base Salary as set forth under Section 4.1.

The Employee will report to the Company's Board of Directors. The Employee's functions and responsibilities are determined in the Organizational Rules approved by the Board of Directors as amended from time to time, and as determined by the Company's Board of Directors from time to time.

As a member of the Company's Executive Committee, the Employee is obliged to take on official functions (e.g., membership on a board of directors, management positions) in certain Amrize Group companies in the interest of the Amrize Group. Every paid or unpaid activity for or on behalf of any company or companies outside of the Amrize Group requires the Board of Directors' prior written approval.

3.	Place of Work

The place of work shall be Zug or any other place where Amrize Group operates, as directed by the Company's Board of Directors.

The Employee is aware of and accepts that he will be required to travel frequently.

4.	Financial Compensation

4.1	Annual Base Salary

The Annual Base Salary is set at CHF 1,178,400 gross, which will be paid in twelve monthly installments by bank transfer at the end of each calendar month.

The Annual Base Salary for subsequent years may be reviewed once a year, taking into account in particular the financial results of the Amrize Group, the Employee's performance, the economic environment, as well as the general level of compensation in other comparable companies. The Employee is not entitled to any increase of the Annual Base Salary.

4.2	Variable Compensation

Annual Bonus Plan

The Employee will be eligible to participate in the Company’s Annual Bonus Plan (the "Annual Bonus Plan"), in accordance with the terms and conditions of the Annual Bonus Plan with an annual target of 150% of the Employee's Base Salary and a maximum entitlement of 300% of the Employee's Base Salary. The Employee acknowledges and accepts that the Company reserves the right to amend the terms and conditions of the Annual Bonus Plan at any time. The Employee acknowledges and agrees further that any payments pursuant to the Annual Bonus Plan will be dependent on the Company achieving established corporate performance criteria. All determinations regarding achievement of any payment pursuant to the Annual Bonus Plan will be made by the Company, in its sole discretion.

Long-Term Incentive Plan

The Employee will be eligible to participate in the long-term incentive plan being established for Amrize, which plan may be made up of various components such as restricted stock units, performance shares and/or other share grants or entitlements as developed and included in the new long term incentive plan (collectively the “Amrize LTIP”). The Employee's eligibility will be in accordance with the terms and conditions set out in the Amrize LTIP. All grants are subject to the approval of the Company's Board of Directors, in its sole discretion. The Employee acknowledges and accepts that (i) the Company's Board of Directors reserves the right to amend terms and conditions of the Amrize LTIP at any time, in its sole discretion, (ii) the Employee does not have any contractual right (legal or otherwise) to receive any Amrize LTIP awards, and (iii) any prior LTIP awards shall not be interpreted or construed as a precedent regarding entitlement to future or further awards. For the purposes of any grants issued to the Employee in 2025 pursuant to the Amrize LTIP, and subject to the approval of the Company's Board of Directors, the Employee shall be entitled to receive grants that have a minimum value of 650% of the Employee's Base Salary, calculated based on the applicable stock price according to the Amrize LTIP rules, with a three-year vesting period.

The Employee is aware and accepts that bonus and incentive plans can be amended at any time by the Company's Compensation Committee or the Company's Board of Directors. Any bonus or incentive constitutes a special payment as provided for in Article 322d of the Swiss Code of Obligations. The Employee does not have a right to receive any such payment, and any payments made cannot be taken as a precedent for future or further payments.

4.3	Car Allowance

The Employee is entitled to a car allowance in the annual amount of CHF 26,000 gross, which will be paid out in monthly instalments together with the Annual Base Salary. With this flat rate, all claims for use of the car are covered and no further claims can be made.

4.4	Deductions and Contributions

The Company will deduct from the Employee's gross Annual Base Salary, as well as from any compensation under any bonus or incentive plan the applicable Employee contributions to domestic and foreign social security schemes, pension schemes and insurances, as prescribed by law, regulations or agreements. Moreover, domestic and foreign withholding taxes, if any, payable by the Employee in accordance with the respective laws and regulations, will be deducted before payout.

4.5	Expenses

The Employee is eligible for an annual flat rate expense allowance of CHF 24,000 net, which is attributed to reimburse and to cover for small expenses according to the expense regulations. The payment of this lump sum is made monthly pro rata together with the salary payment.

Reimbursement of other expenses will be in line with the applicable expense regulations.

4.6	Tax Support

The Company agrees to cover the costs of tax advisory services, as approved by the Company's Compensation Committee. Any such tax support shall be facilitated exclusively through the Company's preferred service provider.

4.7	Shareholder Approval

Any compensation (including allowances and fringe benefits) to be paid under this Employment Contract is, to the extent required by applicable Swiss laws and the Company's Articles of Association, subject to approval by the general meeting of shareholders of the Company (General Meeting).

The Employee accepts that in case his compensation is affected by a non-approval of the General Meeting, the compensation might be reduced and the Employee agrees that any such reduction will not give him reason to terminate the employment with immediate effect (fristlose Kündigung).

The Employee further agrees that in case the General Meeting does not approve the aggregate compensation of the Company's Executive Committee and the Company pays out an interim compensation, any such compensation is paid or granted on a conditional basis and will, upon first request by the Company, be deemed forfeited and have to be paid back if the General Meeting later only approves an amount that is lower than what has been paid out already on a pro rata basis.

5.	Duration and Termination

This Employment Contract shall enter into force on 15 May 2025, whereby the Employee shall take on the Group Chief Executive Officer role on such date and the role as Chairman of the Amrize Group with the distribution by Holcim Ltd to its shareholders of ordinary shares of the Company, currently expected to occur on or around 23 June 2025.

This Employment Contract is concluded for an unlimited period and can be terminated according to the termination clauses stated below.

Each party has the right to terminate this Employment Contract with effect as of the end of each month with a notice period of 12 months.

The Company shall be entitled to release the Employee from his duty to work ("garden leave") at any time. In case of garden leave, the car and expense allowances will cease. The Employee shall inform the Company of a new employment or self-employment immediately and shall notify the Company of any income that is earned by the Employee for the garden leave period, irrespective of whether payment will occur during or after the garden leave period. The respective income (for variable pay elements, the respective target values shall be used as a basis) shall be set-off against the Company's payment obligations. Alternatively, the parties may agree to terminate the employment prematurely as per the day before the commencement of the new (self-) employment, in which case all payments due up to the end of the employment shall be paid and the Employee shall not be entitled to further payments in respect of the Annual Base Salary and, if applicable, bonus payments pro rata to the original end date. Any outstanding (unvested or vested) performance share units or options (and other equity awards, if any) shall be treated in accordance with the applicable plan rules.

In the event that the Company, in its sole discretion, releases the Employee from his duty to work during the termination notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such Garden Leave Period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.

6.	Vacation

The Employee shall be entitled to up to 30 working days of vacation per calendar year in accordance with the Company's General Employment Conditions, unless the Company's Board of Directors determines otherwise from time to time. The Employee is required to take all annual vacation during the calendar year during which they occur.

7.	Duty of Care and Loyalty

The Employee shall diligently and carefully perform the work assigned to him and shall observe in good faith directives and specific instructions given. The Employee acknowledges that his management function requires a higher degree of loyalty to the Company and the Amrize Group. The Employee is expected to invest his entire work to the benefit of the Company and the Amrize Group and to refrain from any activities which could have an adverse effect on or conflict with the Company's interests, the interests of the Amrize Group or the Employee's performance.

In case of any conflict between personal and the Company's interests or the interests of the Amrize Group, the Employee undertakes to observe the Company's interests or interests of the Amrize Group, in particular with respect to the exercise of a public office.

In particular, the Employee agrees that he will not:

directly or indirectly advise, serve as a president, member of the Board of Directors, employee, agent etc. or perform duties for another firm, person, company or another organization (against payment or without payment) without having been granted the prior written permission of the Company's Board of Directors;

possess an equity investment of the voting capital or any other form of interest in any third company with which the Company or any affiliate of the Company has business relations or is in competition with;

accept any payments, gifts, loans or other benefits in connection with his services under this Employment Contract, except for usual complementary gifts of low value at the end of the year or at closing of a project to the extent permitted under the applicable policy of the Amrize Group;

proceed to make private investments or build up business relations on his behalf and for own account which may compromise the interests of the Company and its affiliates or the Amrize Group.

8.	Confidentiality

During the employment and after its termination, the Employee shall neither communicate to third parties nor make use of any confidential information which he is made aware of during the course of the performance of his function for the Company or the Amrize Group. Confidential information shall comprise anything for which it cannot be shown that it was already known to the public at the relevant point in time, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships and clients) which is relevant for the Company or for persons who stand in relation or cooperate with the Company, in particular with any company of the Amrize Group.

9.	Intellectual Property Rights

The rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity, belong exclusively to the Company. To the extent that work products (e.g., software, reports, and documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use.

10.	Return of Property

Upon the Company's first request, but in no case later than at the end of the employment or the start of the garden leave, the Employee shall return to the Company all work products related to the Company or the Amrize Group and the like regardless of the form in which they exist (including computer files, source codes and documentation). There is no right of retention.

The Employee further acknowledges that it shall be forbidden to make any records or copies of such work products, of products and documents pertaining to the Company or the Amrize Group, of contracts and correspondence for his private use or purposes unrelated to the performance of this Employment Contract.

11.	Non-Competition and Non-Solicitation Covenant

The Employee shall, during the term of this Employment and for a period of one year following its termination (meaning, for the avoidance of doubt, the last day of his employment relationship with the Company), minus any period of garden leave (if any), refrain from engaging in any activity directly or indirectly competing with the Company or the Amrize Group, world-wide, in particular in the field of the following industries: cement, aggregates, ready-mix concrete, waste management, roofing, insulation, tile adhesives, facades, and large construction projects.

In particular, the Employee agrees that he will not:

be partially or fully employed by or independently render services or advise a business that develops, produces, distributes or offers the same or similar products and/ or services as the Company (or any company of the Amrize Group) or that advises on such products and I or services;

directly or indirectly engage or invest in or establish any business whose products or activities compete in whole or in part with the products or activities of the Company or any company of the Amrize Group; provided, however, that the Employee may invest in or otherwise acquire up to (but not more than) one percent of the voting rights in any publicly traded corporation or other publicly traded entity; and

solicit, interfere with, or endeavor to entice away from the Company or any company of the Amrize Group any person who is employed by the Company or any company of the Amrize Group or solicit any business from any person, firm, company or organization that at any time during his employment with the Company was a client of or conducted business with the Company or the Amrize Group or which on the termination of his employment with the Company is in the process of negotiating with the Company or such company in the Amrize Group in relation to any of their businesses.

Example competitors in the above sense are in particular, but not excluding others, the following: Builders FirstSource, Carlisle Companies, Cemex, CRH, Eagle Materials, GAF, Johns Mansville, Heidelberg Materials, Martin Marietta Materials, Owens Corning, Quikrete, RPM International, Sika, Titan, Vulcan Materials Company.

Further, the Company retains the right to request the Employee to immediately cease such breach and may seek court orders, including interim orders, prohibiting such breaches.

12.	Contractual Penalty

The Employee hereby undertakes to pay to the Company a contractual penalty in an amount equal to 50% of the Employee's prior Annual Base Salary according to Section 4.1 for the breach of (i) the Non-Competition and Non-Solicitation Covenant (Section 11) or (ii) the Confidentiality Covenant (Section 8). Payment of a contractual penalty does not release the Employee from adhering to the non-competition obligation or the confidentiality obligation. As written above, the Company also has the right to request the Employee to immediately cease such breach and may seek court orders, including interim orders, prohibiting such breaches (Realexekution).

13.	Data Protection

The Employee agrees that the Company may forward to its affiliated companies in Switzerland and abroad, in particular in the USA, the Employee's data for processing purposes.

14.	Pension Fund

The pension fund regulations applicable to the Company apply in their respective version as amended from time to time.

15.	Regulations

The Employee acknowledges that he is obliged to comply with the Amrize Group's regulations in their respective applicable version (as amended from time to time). The Employee confirms that he has reviewed all regulations applicable to the Executive Committee and the other documents applicable to all employees of the Amrize Group (the Documents) and is entirely in agreement with them.

16.	Amendments

Any amendments to this Employment Contract shall be made in writing in order to have legal effect. In the event of any conflict between this Employment Contract and applicable mandatory Swiss law, the Company shall have the right to unilaterally modify this Employment Contract to the extent necessary to comply with Swiss law. The Company reserves the right to unilaterally change or amend the Documents at any time.

17.	Entire Agreement

This Employment Contract, including the Documents and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written offers, assurances or agreements of the parties relating hereto.

18.	Governing Law

This Employment Contract shall be governed by and construed in accordance with the substantive laws of Switzerland with the express exclusion of the rules on conflict of laws.

19.	Jurisdiction

All disputes arising out of or in connection with this Employment Contract shall be subject to the jurisdiction of the courts of the domicile or seat of the defendant, or the Employee's ordinary place of work.

This Employment Contract has been executed in two (2) originals.

Zug, 30 April 2025

For Amrize Ltd

/s/ Samuel Poletti	/s/ Lukas Studer
Samuel Poletti	Lukas Studer
Chairman of the Board	Member of the Board

/s/ Hanne Birgitte Breinbjerg Sørensen	/s/ Jürg Oleas
Hanne Birgitte Breinbjerg Sørensen	Jürg Oleas
Acknowledged	Acknowledged

Agreed:

/s/ Jan Philipp Jenisch
Jan Philipp Jenisch